Exhibit 2.4

                            AMENDMENT TO MERGER AGREEMENT

     THIS AMENDMENT, is entered into as of this 14th day of January, 1999, among Jamison Research, Inc., a Georgia corporation ("Jamison"), Realty Information Group, Inc. ("RIGINC"), Henry D. Jamison IV and Leslie Lees Jamison (the "Stockholders"), and Jamison Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of RIGINC ("Merger Sub").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, Jamison, RIGINC and the Stockholders entered into that certain Agreement and Plan of Merger, dated January 6, 1999 (the "Plan");

     WHEREAS, the parties desire to amend the Plan to add Merger Sub as a party thereto and to make certain other modifications as set forth below;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Merger Sub hereby agrees to the provisions of the Plan, and agrees to be bound by all the obligations of Merger Sub under the Plan as if an original party thereto.

     2. Section 1.1(c) of the Plan is amended by adding at the end thereof the following:

At the Effective Time, the articles of incorporation of the Merger Sub shall be amended to change the name of the Surviving Corporation to Jamison Research, Inc.

     3. Section 5.9(a) of the Plan is amended by deleting the second and third sentences thereof and replacing them with the following:

Upon the expiration of eighteen (18) months from the Closing Date, the Stockholders, the Church and Evemy may offer, sell, contract to sell, pledge or otherwise dispose of no more than fifty percent (50%) of the RIGINC Stock received by each hereunder. Upon the earlier to occur of the "Conversion" and the "Delayed Release Date," the Stockholders, Evemy and the Church may sell, pledge or otherwise dispose of their remaining fifty percent (50%) of the RIGINC Stock received at the Closing.

     4. Except as expressly provided herein, the Plan shall remain in full force and effect. The validity and effect of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

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     IN  WITNESS WHEREOF, the undersigned have executed or caused this Amendment to  be  executed  as  of  the  day  and  year  first  above  written.

                              JAMISON  RESEARCH,  INC.

                              By:  /s/  Henry  D.  Jamison  IV
                                   -------------------------------------------
                                        Henry  D.  Jamison  IV,  Chairman  and
                                        Vice  President


                              REALTY  INFORMATION  GROUP,  INC.

                              By:  /s/  Andrew  C.  Florance
                                   -------------------------------------
                                        Andrew  C.  Florance,  President


                                   /s/  Henry  D.  Jamison  IV
                                   ----------------------------
                                         Henry  D.  Jamison  IV

                                   /s/  Leslie  Lees  Jamison
                                   --------------------------
                                        Leslie  Lees  Jamison


                              JAMISON  ACQUISITION  CORP.

                              By:  /s/  Henry  D.  Jamison  IV
                                   ---------------------------------------
                                        Henry  D.  Jamison  IV,  President